EXHIBIT 4.7

OVERLAND STORAGE, INC.

NOTICE OF INDUCEMENT STOCK OPTION GRANT

As an inducement material to the hiring of the Optionee named below, Overland Storage, Inc., a California corporation (the “Company”), hereby grants to the Optionee a nonstatutory stock option to purchase up to the number of Common Shares of the Company’s Common Stock set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein and in the Nonstatutory Stock Option Agreement (attached hereto) which is incorporated herein in its entirety. This Option is not issued pursuant to the Company’s 2009 Equity Incentive Plan or any other equity incentive plan of the Company.

Name of Optionee:

Total Number of Common Shares:

Type of Option:	Nonstatutory Stock Option

Exercise Price Per Common Share:

Common Share Fair Market Value on Date of Grant:

Date of Grant:

Vesting Commencement Date:

Vesting Schedule:

This Option becomes exercisable with respect to the first 2.78% of the Common Shares subject to this Option when you complete 1 month of continuous Service from the Vesting Commencement Date. Thereafter, this Option becomes exercisable with respect to an additional 2.78% of the Common Shares subject to this Option when you complete each month of Service.

In addition, this Option will becomes exercisable in full upon termination without “cause” or resignation with “good reason” during the two year period following a “change of control”, subject to and as such terms are defined in, the offer letter between Optionee and the Company dated             (the “Offer Letter”). In addition, pursuant to the Offer Letter, if the unvested portion of the option is not assumed by the acquirer in connection with a change of control or otherwise settled in cash or other property in connection with such change of control, then the unvested portion of the option shall vest in full immediately prior to the closing of such change of control.

Expiration Date:	, or if such date falls on a day when Company headquarters are not open for business, at the close of business at Company headquarters on the last business day before such date. This Option expires earlier if your Service terminates earlier, as described in the Nonstatutory Stock Option Agreement.

The Optionee acknowledges receipt of, and represents that the Optionee has read, understands, accepts and agrees to the terms of this Notice of Nonstatutory Stock Option Grant (“Grant Notice”) and the Nonstatutory Stock Option Agreement. The Optionee hereby accepts the Option subject to all of its terms and conditions and further acknowledges that as of the Date of Grant, this Grant Notice and the Nonstatutory Stock Option Agreement set forth the entire understanding between the Optionee and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements pertaining to this particular Option. All capitalized terms used but not defined herein have the meaning ascribed in the Notice of Nonstatutory Stock Option Grant.

The Optionee further agrees that the Company may deliver by email all documents relating to this Option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). The Optionee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify the Optionee by email.

NOTE: THE OPTIONEE IS SOLELY RESPONSIBLE FOR ANY ELECTION TO EXERCISE THE OPTION, AND THE COMPANY SHALL HAVE NO OBLIGATION WHATSOEVER TO PROVIDE NOTICE TO THE OPTIONEE OF ANY MATTER, INCLUDING, BUT NOT LIMITED TO, THE DATE THE OPTION TERMINATES.

Optionee:	Overland Storage, Inc.

By:

Quality Review

Initials

OVERLAND STORAGE, INC.

NONSTATUTORY STOCK OPTION AGREEMENT

Pursuant to the Grant Notice and this Nonstatutory Stock Option Agreement (the “Agreement”), Overland Storage, Inc., a California corporation (the “Company”) has granted to the Optionee named in the Grant Notice (“you” or the “Optionee”) an Option to purchase the number of Common Shares of the Company’s common stock (the “Stock”) indicated in the Grant Notice at the Exercise Price indicated in the Grant Notice.

The details of this Option are as follows:

1. Definitions And Construction.

1.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “2009 Plan” means the Company’s 2009 Equity Incentive Plan, as amended and restated from time to time. This Option is not granted pursuant to the 2009 Plan.

(b) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(c) “Applicable Law” means any and all laws of whatever jurisdiction, within or without the United States, and the rules of any stock exchange or quotation system on which Common Shares are listed or quoted, applicable to the taking or refraining from taking of any action under the Agreement, including the administration of the Agreement and the issuance or transfer of the Agreement.

(d) “Board” means the Company’s Board of Directors, as constituted from time to time.

(e) “Cause” means (a) acts or omissions constituting gross negligence, recklessness or willful misconduct with respect to the Optionee’s obligations or otherwise relating to the business of the Company; (b) the Optionee’s material breach of a written agreement between the Optionee and the Company (or a Parent, Subsidiary or Affiliate); (c) conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) dishonesty or involvement in any conduct that adversely affects the Company’s name or public image or is otherwise detrimental to the Company’s business interests; (e) willful neglect of duties; or (f) unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company (or the Parent, Subsidiary or Affiliate employing the Optionee) may consider as grounds for the discharge of the Optionee without Cause. The Committee shall be entitled to determine “Cause” based on the Committee’s good faith belief.

(f) “Change in Control” means:

(1) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(2) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(3) A change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors;

(4) Any transaction as a result of which the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which a majority of the Continuing Directors who are not affiliated with the offeror do not recommend such shareholders accept; or

(5) A Divestiture; provided that a Divestiture shall be a Change in Control only to the extent that the Board determines that such Divestiture constitutes a Change in Control, and then only for the Optionee if the Board has expressly resolved that such Divestiture constitutes a Change in Control for the Optionee or generally under the 2009 Plan. In making such determination, the Board need not adopt the same rules for each holder of a Company equity compensation award.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. The Committee shall determine whether an event shall be treated as a Change in Control.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means a committee of the Board, as described in Section 2.

(i) “Common Share” means one share of the common stock of the Company.

(j) “Company” means Overland Storage, Inc., a California corporation.

(k) “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.

(l) “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(m) “Delay In Payments to Specified Employees” means if the Optionee is a “specified employee” (as defined under Code Section 409A) on “separation from Service” (as defined under Code Section 409A), to the extent any Award or arrangement needs to comply with Code Section 409A, then certain payments may be delayed and not be paid during the first six months following the “separation from Service” but will instead be paid on the earlier of the first business day of the 7th month following the “separation from Service,” or the Optionee’s death.

(n) “Divestiture” means a transaction or event where the Company or a Parent, Subsidiary or Affiliate sells or otherwise transfers its equity securities to a person or entity other than the Company or a Parent, Subsidiary or Affiliate, or leases, exchanges or transfers all or any portion of its assets to such a person or entity, where the Board specifies that such transaction or event constitutes a “Divestiture.”

(o) “Domestic Relations Order” means a “domestic relations order” as defined in, and otherwise meeting the requirements of, section 414(p) of the Code, except that reference to a “plan” in that definition shall be to the Agreement.

(p) “Director” means a member of the Board of Directors of the Company.

(q) “Employee” means a common law employee of the Company, a Parent, a Subsidiary or an Affiliate. Notwithstanding the foregoing, if you are classified by the Company or a Parent, Subsidiary or Affiliate as (i) leased from or otherwise employed by a third party, (ii) an independent contractor, or (iii) an intermittent or temporary worker, you shall not be deemed an Employee. The Company’s or a Parent’s, Subsidiary’s or Affiliate’s classification of you as an “Employee” (or as not an “Employee”) for purposes of this Agreement shall not be altered retroactively even if that classification is changed retroactively for another purpose as a result of an audit, litigation or otherwise. The Optionee shall not cease to be an Employee due to transfers between locations of the Company, or among the Company and a Parent, Subsidiary or Affiliate, or to any successor to the Company or a Parent, Subsidiary or Affiliate that assumes the Optionee’s Options under Section 11.3. Neither service as a Director nor receipt of a director’s fee shall be sufficient to make a Director an “Employee.”

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Exercise Price” means the amount for which one Common Share may be purchased upon exercise of the Option, as specified in this Agreement.

(t) “Fair Market Value” means the market price of Common Shares, determined by the Committee in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

(u) “Involuntary Termination” means the termination of the Optionee’s Service by reason of:

(1) The involuntary discharge of the Optionee by the Company (or the Parent, Subsidiary or Affiliate employing him or her) for reasons other than Cause; or

(2) The voluntary resignation of the Optionee following (i) a material adverse change in his or her title, stature, authority or responsibilities with the Company (or the Parent, Subsidiary or Affiliate employing him or her), (ii) a material reduction in his or her base salary or (iii) receipt of notice that his or her principal workplace will be relocated by more than 90 miles.

(v) “ISO” means an incentive stock option described in section 422(b) of the Code.

(w) “NSO” means a stock option not described in sections 422 or 423 of the Code.

(x) “Officer” means an officer of the Company as defined in Rule 16a-1 adopted under the Exchange Act.

(y) “Outside Director” means a member of the Board who is not an Employee.

(z) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Date of Grant indicated in the Grant Notice shall be considered a Parent commencing as of such date.

(aa) “Securities Act” means the Securities Act of 1933, as amended.

(bb) “Service” means your service as an Employee, Outside Director or Consultant. Unless otherwise determined by the Committee or otherwise provided in the Agreement, Service shall continue notwithstanding a change in status from an Employee, Consultant or Outside Director to another such status. An event that causes a Parent, Subsidiary or Affiliate to cease having status as a Parent, Subsidiary or Affiliate shall be deemed to discontinue your Service unless you retain the status of Employee, Outside Director or Consultant of the Company or a remaining Parent, Subsidiary or Affiliate.

(cc) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Date of Grant indicated in the Grant Notice shall be considered a Subsidiary commencing as of such date.

(dd) “Substitute Option” means an option granted in substitution for, or upon the conversion of, an option granted by another entity to purchase equity securities in the granting entity.

(ee) “Total and Permanent Disability” means that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2. Administration.

2.1 Committee Composition. The Committee shall administer this Option. The Committee shall consist exclusively of two or more Directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.

2.2 Committee Authority. Subject to the specific provisions and limitations of this Agreement, and Applicable Law, the Committee shall have the authority and power to (a) determine the type, number, vesting requirements, performance conditions (if any) and their degree of satisfaction, and other features and conditions of this Option, (b) correct any defect, supply any omission, and reconcile any inconsistency in the Agreement, (c) accelerate the vesting, or extend the post-termination exercise term, or waive restrictions, of the Agreement at any time and under such terms and conditions as it deems appropriate, (d) interpret the Agreement, and (e) make all other decisions relating to the operation of the Agreement. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Agreement.

2.3 Scope of Discretion. On all matters for which the Agreement confers the authority, right or power on the Board, the Committee, or a secondary committee to make decisions, that body may make those decisions in its sole and absolute discretion. Those decisions will be final, binding and conclusive. Notwithstanding anything herein to the contrary, and except as provided in Section 17.3, the discretion of the Board, Committee or secondary committee is subject to the specific provisions and specific limitations of the Agreement, as well as all rights conferred by other agreements entered into pursuant to the Agreement.

2.4 Rules of Interpretation. Any reference to a “Section” without more, is to a Section of the Agreement. Captions and titles are used for convenience in the Agreement and shall not, by themselves, determine the meaning of the Agreement. Except when otherwise indicated by the context, the singular includes the plural and vice versa. Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation or section as amended from time to time, both before and after the Date of Grant and including any successor provisions.

2.5 Unfunded Agreement. The Agreement shall be unfunded. Although bookkeeping accounts may be established with respect to the Optionee, any such accounts will be used merely as a convenience. The Company shall not be required to segregate any assets on account of the grant of the Option or the issuance of Common Shares. The Company and the Committee shall not be deemed to be a trustee of stock or cash to be awarded under the Agreement. Any obligations of the Company to the Optionee shall be based solely upon this Agreement. No such obligations shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company. Neither the Company nor the Committee shall be required to give any security or bond for the performance of any such obligations.

2.6 Limitation of Liability. The Company (or members of the Board, Committee or secondary committee) shall not be liable to the Optionee or other persons as to: (i) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder; and (ii) any unexpected or adverse tax consequence realized by the Optionee or other person due to the grant, receipt, exercise or settlement of the Agreement.

2.7 Electronic Communications. Subject to compliance with Applicable Law and/or regulations, the Agreement or other documentation or notices relating to the Agreement may be communicated to the Optionee by electronic media.

3. Vesting.

3.1 This Option becomes exercisable in installments, as shown in the Grant Notice. In addition, this Option becomes exercisable in full if your Service terminates because of Total and Permanent Disability, or death.

3.2 This Option will in no event become exercisable for additional Common Shares after your Service has terminated for any reason.

4. Term. This Option expires in any event at the close of business at Company headquarters on the Expiration Date, as shown in the Grant Notice. (This Option will expire earlier if your Service terminates, as described below.)

5. Effect of Termination of Service.

5.1 Regular Termination. If your Service terminates for any reason except death or Total and Permanent Disability, then this Option will expire at the close of business at Company headquarters on the date three months after your termination date, or if such expiration date would fall on a day when Company headquarters are not open for business, at the close of business at Company headquarters on the last business day before such expiration date. The Company determines when your Service terminates for this purpose.

5.2 Death. If you die before your Service terminates, then this Option will expire at the close of business at Company headquarters on the date 12 months after the date of death, or if such expiration date would fall on a day when Company headquarters are not open for business, at the close of business at Company headquarters on the last business day before such expiration date.

5.3 Disability. If your Service terminates because of your Total and Permanent Disability, then this Option will expire at the close of business at Company headquarters on the date 12 months after your termination date, or if such expiration date would fall on a day when Company headquarters are not open for business, at the close of business at Company headquarters on the last business day before such expiration date.

5.4 Leaves of Absence and Part-Time Work.

(a) For purposes of this Option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

(b) If you go on a leave of absence, then the vesting schedule specified in the Grant Notice may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Grant Notice may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

6. [Intentionally Omitted].

7. Notice of Exercise.

7.1 When you wish to exercise this Option, you may select one of the following:

(a) If you have established a Company sponsored account with E*Trade, or such other or substitute employee stock option plan administrative service as the Company may elect to engage (such stock option administrative service being the “Plan Agency”), you may elect to exercise this Option by utilizing the procedures established by the Plan Agency for exercise of this Option. Such procedures may include provisions for execution of an electronic or a written notice stating the number of Common Shares to be purchased pursuant to this Option and accompanied by delivery of an executed exercise agreement as implemented by the Plan Agency, and payment made in accordance with this Agreement for the full purchase price of the Common Shares to be purchased. The Committee may from time to time establish further limitations and rules or procedures for exercise through the Plan Agency. The Company may also discontinue use of the Plan Agency at any time, in which case you will be required to use the exercise procedure described below.

(b) Notify the Company by filing the proper “Exercise Notice” form at the address given on the form. Your notice must specify how many Common Shares you wish to purchase. Your notice must also specify how your Common Shares should be registered.

7.2 Exercise through the Plan Agency will be effective in accordance with the policies and procedures of the Plan Agency. An “Exercise Notice” filed with the Company will be effective when the Company receives it together with payment made in accordance with this Agreement for the full purchase price of the Common Shares to be purchased.

7.3 If another person wants to exercise this Option after it has been transferred to him or her (a “Transferee”), that person must prove to the Company’s satisfaction that he or she is entitled to exercise this Option, and must then select one of the exercise alternatives specified above; provided that exercise by a Transferee may not be available through the Plan Agency, and if it is available, such exercise may require additional procedures or documentation established by the Company or the Plan Agency.

8. Form of Payment. When you exercise your Option, you must pay the entire Option exercise price for the Common Shares that you are purchasing. Payment may be made in one or a combination of the following forms:

8.1 Your personal check, a cashier’s check or a money order.

8.2 Irrevocable directions to a securities broker (such as the Plan Agency) approved by the Company to sell all or part of your Option Common Shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) This procedure will be permitted only if you utilize the services of the Plan Agency, or another securities broker pre-approved by the Company in its sole discretion. You will not be permitted to use this procedure if you are an Officer or Director and this procedure would be deemed an extension of credit or the arranging of an extension of credit in the form of a personal loan by the Company.

9. Restrictions on Exercise. The Company will not permit you or anyone else to exercise this Option if the issuance of Common Shares at that time would violate any “Applicable Law.” The Company shall have the right to designate one or more periods of time, each of which shall not exceed one hundred eighty (180) days in length, during which this Option shall not be exercisable if the Company determines (in its sole discretion) that such limitation on exercise could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. Such limitation on exercise shall not alter the Vesting Schedule set forth in this Grant Notice other than to limit the periods during which this Option shall be exercisable.

If the sale of Common Shares under the Agreement is not registered under the Securities Act, but an exemption is available which requires an investment or other representation, you shall represent and agree at the time of exercise that the Common Shares being acquired upon exercise of this Option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

10. Withholding Taxes and Stock Withholding. You will not be allowed to exercise this Option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the Option exercise. With the Company’s consent, these arrangements may include withholding Common Shares of Company stock that otherwise would be issued to you when you exercise this Option. The value of these Common Shares shall be at their Fair Market Value on the date when they are withheld or surrendered and will be applied to the withholding taxes.

11. Protection Against Dilution.

11.1 Adjustments. In the event of a stock split, a stock dividend or a similar change in Company stock, corresponding proportionate adjustment shall automatically be made to the number of Common Shares covered by this Option and the Exercise Price.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such proportionate adjustments as it, in its sole discretion, deems appropriate. Except as provided in this Section 11, the Optionee shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. Any adjustment of Common Shares pursuant to this Section 11.1 shall be rounded down to the nearest whole number of Common Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

11.2 Dissolution or Liquidation. To the extent not previously exercised or settled, this Option shall terminate immediately prior to the dissolution or liquidation of the Company.

11.3 Reorganizations. In the event that the Company is a party to a merger or other reorganization, the outstanding portion of this Option shall be subject to the agreement of merger or reorganization. Such agreement may provide for (a) the continuation of the outstanding portion of this Option by the Company, if the Company is a surviving corporation, (b) the assumption of the outstanding portion of this Option by the surviving corporation or its parent or subsidiary, (c) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding portion of this Option, (d) full exercisability or vesting and accelerated expiration of the outstanding portion of this Option, or (e) settlement of the full value of the outstanding portion of this Option in cash or cash equivalents followed by cancellation of this Option. In the event of a Divestiture, the Board may, but need not, direct that one or more of the foregoing actions be taken with respect to the Optionee.

12. Deferral of Option. The Committee (in its sole discretion) may permit or require the Optionee to have Common Shares that otherwise would be delivered to the Optionee as a result of the exercise of this Option converted into amounts credited to a deferred compensation account established for the Optionee by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Common Shares as of the date when they otherwise would have been delivered to the Optionee.

A deferred compensation account established under this Section 12 may be credited with interest or other forms of investment return, as determined by the Committee. If such an account is established for the Optionee, the Optionee shall have no rights other than those of an unsecured general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between the Optionee and the Company. If the deferral or conversion of the Option is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to this Option, including (without limitation) the settlement of deferred compensation accounts established under this Section 12.

Any and all arrangements under this Section 12 must comply with the rules and requirements of Section 409A of the Code including, without limitation, the requirements for the timing of deferral elections and the Delay In Payments to Specified Employees.

13. Restrictions on Resale. You agree not to sell any Option Common Shares at a time when Applicable Law, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

14. Transfer of Option.

14.1 In general, only you may exercise this Option prior to your death. You may not transfer or assign this Option, unless one of the provisions below applies. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or in a beneficiary designation.

14.2 The Committee may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest.

14.3 Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way, except pursuant to a Domestic Relations Order.

14.4 The Committee will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.

15. Limitation on Rights.

15.1 Retention Rights. This Agreement does not give you the right to be retained by the Company or any Parent or any Subsidiary or Affiliate in any capacity. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without Cause.

15.2 Shareholder Rights. You (or your estate, heirs or transferee) have no rights as a shareholder of the Company until you (or your estate, heirs or transferee) have exercised this Option by giving the required notice to the Company and paying the exercise price and satisfying the requirements of Section 10. No adjustments are made for dividends or other rights if the applicable record date occurs before this Option is exercised.

15.3 Regulatory Requirements. Any other provision of the Agreement notwithstanding, the obligation of the Company to issue Common Shares under the Agreement shall be subject to all Applicable Law. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to this Agreement prior to the satisfaction of all Applicable Law relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

15.4 Code Section 409A. Notwithstanding anything in the Agreement to the contrary, the Agreement is intended to comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention.

16. Limitation on Payments.

16.1 Scope of Limitation. This Section 16 shall apply to an Award only if:

(a) The after-tax value of this Option to the Optionee, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Optionee (including the excise tax under section 4999 of the Code), will be greater after the application of this Section 16 than it was before the application of this Section 16; or

(b) The Committee, at the time of making this Agreement or at any time thereafter, specifies in writing that this Option shall be subject to this Section 16 (regardless of the after-tax value of this Option to the Optionee).

If this Section 16 applies to this Option, it shall supersede any contrary provision of the Agreement.

16.2 Basic Rule. In the event that any payment or transfer by the Company under the Agreement to or for the benefit of the Optionee (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, after taking into account all other “excess parachute payments,” including any reductions of such payments to avoid excise taxes under section 4999 of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 16, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of section 280G of the Code.

16.3 Reduction of Payments. If any Payment would be nondeductible by the Company because of section 280G of the Code, then the Company shall promptly give the Optionee notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Optionee may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Optionee within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Optionee promptly of such election. For purposes of this Section 16, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Company under this Section 16 shall be made within 60 days of the date when a Payment becomes payable or transferable and would otherwise be nondeductible to the Company. As promptly as practicable following such determination and the elections hereunder, and in no event more than 75 days from such determination, the Company shall pay or transfer to or for the benefit of the Optionee such amounts as are then due to him or her under the Agreement and shall promptly pay or transfer to or for the benefit of the Optionee in the future such amounts as become due to him or her under the Agreement.

16.4 Related Corporations. For purposes of this Section 16, the term “Company” shall include affiliated corporations in accordance with section 280G(d)(5) of the Code.

17. Miscellaneous.

17.1 Legend. All certificates representing the Common Shares issued upon exercise of this Option shall, where applicable, have endorsed thereon the following legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

17.2 Tax Treatment. This Option is intended to be a nonstatutory stock option, as provided in the Grant Notice.

17.3 Governing Law. This Agreement will be interpreted and enforced under the laws of the State of California (without regard to its choice-of-law provisions).

17.4 The Agreement and Grant Notice. This Agreement and the Grant Notice constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded. This Agreement may be amended only by another written agreement between the parties. Notwithstanding anything herein to the contrary, no consent of the Optionee shall be required if the Board determines, in its sole and absolute discretion, that the amendment, suspension, termination or modification: (a) is required or advisable in order for the Company or the Agreement to satisfy Applicable Law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) in connection with any transaction or event described in Section 11, is in the best interests of the Company or its shareholders. The Board may, but need not, take the tax or accounting consequences to the Optionee into consideration in acting under the preceding sentence. Those decisions shall be final, binding and conclusive.

By signing your Grant Notice form which precedes this Agreement, you agree to all of the terms and conditions described above and in the Grant Notice.